                     CONTINUING EDUCATION SERVICES AGREEMENT
                  BETWEEN HEALTHSTREAM & HEALTHGATE DATA CORP.


         This Continuing Education Services Agreement ("Agreement") is entered into by and between HealthStream, Inc., a Tennessee corporation having its principal place of business at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 ("HealthStream") and HealthGate Data Corp., a Delaware corporation having its principal place of business at 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803 ("HealthGate").



         WHEREAS, HealthStream is a provider of computer and Web-based education and training services organizations and individuals within the healthcare industry;

         WHEREAS, HealthStream is a provider of healthcare and education courseware and courseware management tools delivered via the Internet, corporate intranets and networks;

         WHEREAS, HealthStream has developed and marketed and continues to develop and market a computer-based education system known as the Training Navigator(R) ("T.NAV(R)") that delivers and monitors World Wide Web based content;

         WHEREAS, HealthGate enables hospitals and health systems to provide their users with access to healthcare content for professionals, patients, and consumers under its CHOICE(TM) brand name for their Web sites On the Internet and on their corporate intranets;

         WHEREAS, HealthGate and HealthStream wish to enter into a cooperative effort to provide HealthStream branded, hosted and managed educational offerings via HealthGate's distribution channels; market said educational offerings, and sell the ad space inventory available within said educational offerings;

         WHEREAS, HealthGate and HealthStream wish to provide appropriate consideration for those efforts that each party has agreed to undertake;

         WHEREAS, HealthGate and HealthStream each acknowledge the sufficiency and adequacy of the value, concessions, and recitations set forth herein;

         NOW THEREFORE, HealthGate and HealthStream agree as follows:



                                    ARTICLE 1
                                   DEFINITIONS

For purposes of this Agreement, the terms below shall have the following meanings:

1.1.     "ACCME" means the Accreditation Council for Continuing Medical
         Education.

1.2. "Ad Inventory" means the advertising space on any of the pages in the Joint Site.

1.3. "Available Ad Inventory" means any Ad Inventory unsold from the monthly available at the beginning of the month.

1.4. "CEU Courses" means those educational courses that have been reviewed for continuing education units by an institution recognized by an accredited professional organization. Those individuals completing the courses may receive credit toward continuing education requirements.

1.5. "CHOICE(TM)" means HealthGate's suite of products that provide healthcare content to hospitals and health systems for use on their Web sites and intranets. CHOICE(TM) is a trademark of HealthGate.

1.6. "CME Courses" means those educational courses that have been reviewed for continuing medical education by an ACCME accredited institution. Those individuals completing the courses may receive credit toward continuing education requirements.

1.7. "Course" means healthcare related Internet based curricula designed to be delivered by T.NAV(R) through

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         HealthStream Sites.

1.8. "Effective Date" means September 15, 1999, the date on which both parties to this Agreement have executed same.

1.9. "HealthGate" means HealthGate Data Corp. and any affiliated entity of HealthGate. HealthGate is said to be a HealthStream Site Partner via the execution of this Agreement.

1.10. "HealthGate Courses" means Courses that are licensed to HealthGate or are the proprietary property of HealthGate including training and education content including, but not limited to OSHA and JCAHO mandated training, continuing medical education, and office training.

1.11. "HealthGate Sites" means the various branded Internet sites licensing products and services from HealthGate, including its CHOICE(TM) product.

1.12. "HealthStream" means HealthStream, Inc. and any Subsidiary of HealthStream, Inc.

1.13. "HealthStream Courses" means Courses that are licensed to HealthStream or are the proprietary property of HealthStream including training and education content including, but not limited to OSHA and JCAHO mandated training, continuing medical education, and office training.

1.14. "HealthStream Server Facility" means those facilities either maintained by HealthStream, whether by subcontract with HealthStream Service Associates or via independent means, where HealthStream Sites are hosted and connected to the World Wide Web and other private networks. A HealthStream Server Facility will be comprised of software, server computers and connectivity hardware required to deliver HealthStream Sites.

1.15. "HealthStream Service Associates" means those companies that assist HealthStream in delivering HealthStream Services. HealthStream Service Associates include, but are not limited to, customer support companies, credit card collections companies and Internet service provider companies.

1.16. "HealthStream Services" means HealthStream branded, hosted and managed healthcare educational offerings delivered via HealthStream Sites.

1.17. "HealthStream Sites" means those HealthStream managed and hosted Internet sites that deliver educational and other content via the T.NAV(R). HealthStream Sites may be available via the World Wide Web or through a private Intranet.

1.18. "HealthStream Site Partners" means those entities managing healthcare-related World Wide Web sites that partner with HealthStream in delivering a HealthStream Site for the use of HealthStream Site Partner clients.

1.19. "Internet" means the international network of computers and computer networks accessible by the public at large of which the World Wide Web is a subset.

1.20. "Intranet" means an internal network protected from unauthorized users by a firewall and accessible only by individuals within the organization serving the network.

1.21. "Joint Site" means one or more Internet sites available from HealthGate Sites containing HealthStream Services. The Joint Sites are also said to be a subset of HealthStream Sites. Joint Sites will contain branding from both HealthStream and HealthGate.

1.22. "Linked Site" means the World Wide Web site operated by HealthStream Site Partners that links to a HealthStream Site. HealthStream attempts to provide each Linked Site with a distinct Personalization.

1.23. "Marketing Initiatives" means those significant HealthGate marketing activities that prominently include mention and promotion of HealthStream and the Joint Site services. Marketing Initiatives include but are not limited to the following: trade shows and exhibitions, seminars, direct mailing campaigns, third party publication advertisement campaigns, online banner advertisement campaigns. HealthGate and HealthStream will jointly determine the scope, total cost and cost allocation of Marketing Initiatives funded by both parties. Notwithstanding other considerations,

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         HealthStream financial participation in each Marketing Initiative will be determined in part by the extent of Joint Site and HealthStream promotion in said Marketing Initiative.

1.24. "Net Revenue" means gross revenue derived by HealthGate or HealthStream from Transactions Fees and sales of Ad Inventory less any discounts, refunds, rebates, or returns.

1.25. "Personalization" means the unique graphic features of a HealthStream Site, as distinguished from other HealthStream Sites. Personalization is enabled via features of the T.NAV(R) that are designed to best match each HealthStream Site's appearance to its corresponding Linked Site. The scope and specification of T.NAV(R)'s Personalization capability will change over time as T.NAV(R) is advanced to best meet the needs of HealthStream Site Partners. Exhibit A outlines the scope of T.NAV(R)'s present Personalization capabilities.

1.26. "Subsidiary" means a company in which, on a class-by-class basis, more than fifty percent (50%) of the stock entitled to vote for the election of directors is owned or controlled by another company, but only so long as such ownership or control exists.

1.27. "Third Party Courses" means interactive content that is licensed to a third party to this Agreement or is the proprietary property of a third party to this Agreement

1.28. "T.NAV(R)" means HealthStream's computer based training product that delivers and monitors World Wide Web based Content. T.NAV(R) is available in multiple configurations, each containing common core functionalitY with unique features applicable for a given application's distribution and access requirements, e.g. Internet eCommerce, Intranet, local area networks, etc. T.NAV(R) is a registered trademark of HealthStream. T.NAV(R) is also branded as Training Navigator(TM), a trademark of HealthStream.

1.29. "Transaction" means those purchases of HealthStream Courses, HealthGate Courses, or Third Party Courses by customers of the Joint Site.

1.30. "Transaction Fees" means fees received by HealthStream for Transactions.



                                    ARTICLE 2
                  RESPONSIBILITIES AND STRATEGIC RIGHTS GRANTS

2.1. During the term of this Agreement, HealthGate shall:

         2.1.1. Include on the home page(s) of those HealthGate Sites through which the HealthStream Courses are available a logo of the HealthStream trademark and a hyperlink to the Joint Site.

         2.1.2. Promote the Joint Site as a part of HealthGate's public advertising strategy. HealthGate and HealthStream will jointly develop a specific promotion plan within ninety (90) days of the Effective Date that will include a minimum of one (1) Marketing Initiative per month. HealthGate will include the use of the HealthStream trademark logo on all HealthGate marketing materials that reference the services provided by the Joint Site. All such Marketing Initiatives will be jointly approved by HealthStream and HealthGate.

         2.1.3. Have HealthStream's content development services made available to HealthGate's clients on a commercially reasonable best efforts basis, upon mutually agreeable terms. A referral fee outlined in Section 4.3.1 shall be paid to HealthGate by HealthStream for these services.

2.2.     During the term of this Agreement, HealthStream shall:

         2.2.1. Host and maintain the Joint Site on its World Wide Web servers. The Joint Site will be a subset of HealthStream Sites residing at a HealthStream Server Facility. The Joint Site will be operational on or before one month following the Effective Date.

         2.2.2. Provide customer support and customer account collections services for the Joint Site, either independently or via HealthStream Service Associates.

         2.2.3. Assign a partner manager to the HealthGate account who will be responsible for maintaining communication with HealthGate personnel regarding site functionality, marketing, and other business issues.

         2.2.4. Include on the home page of the Joint Site a logo of the HealthGate trademark and a hyperlink to the HealthGate Sites.

         2.2.5. Provide one (1) distinct Personalization for each HealthGate Site. The scope of each personalization is defined in Exhibit
                  A. Each distinct Personalization will become a Joint Site.

         2.2.6. Have a right of first refusal to provide development services to Third Party Course providers with whom HealthGate contracts to place content within the Joint Sites, upon mutually agreeable terms.

         2.2.7. Refrain from communicating via e-mail with individual members of the Joint Sites without prior approval from HealthGate.



                                    ARTICLE 3
                                 LICENSE GRANTS

3.1. Subject to the agreement of the providers of the HealthGate Courses, HealthGate grants HealthStream worldwide, non-exclusive Internet rights as the host and marketing agent for HealthGate Courses during the term of this agreement.

3.2. Subject to the payment of the consideration set forth in Article 4, HealthStream grants HealthGate the right to sell Ad Inventory in the Joint Site. HealthStream will have the first right to Available Ad Inventory.

3.3. Both parties to this Agreement shall have equal rights to the client-specific data associated with the Joint Site. Rights to said data will be subject to privacy provisions guaranteed by HealthStream to Joint Site customers.

3.4. Any and all rights not expressly granted by either of the parties to the other are reserved by the respective party claiming reservation of that right.



                                    ARTICLE 4
                                PRICE AND PAYMENT

4.1. HealthGate and HealthStream will meet as necessary to review pricing, discounting policy and the rationale behind any discounts granted from the previous quarter for healthcare related training courses, ad space inventory, and Intranet products and services. HealthStream has discretion over Course and Ad Inventory pricing.

4.2. During the term of this Agreement, HealthGate shall pay to HealthStream fifteen percent (15%) of all Net Revenue derived from Ad Inventory sold and collected by HealthGate.

4.3.     During the term of this Agreement, HealthStream shall pay to
         HealthGate:

         4.3.1. A referral fee equal to five percent (5%) of the Net Revenue derived from content development services described in Section 2.1.3;

         4.3.2. Seventeen and one-half percent (17.5%) of all Net Revenue derived from Transaction Fees from HealthStream Courses and Third Party Courses procured by HealthStream;

         4.3.3. Seventy-five percent (75%) of all Net Revenue derived from Transaction Fees from HealthGate Courses and Third Party Courses procured by HealthGate;

         4.3.4. Fifteen percent (15%) of all Net Revenue derived from Ad Inventory sold by HealthStream.

4.4. HealthStream shall guarantee to HealthGate minimum payments of two hundred fifty thousand dollars (US$250,000) per annum, payable in twelve equal installments, for the purposes of sponsoring the HealthGate Sites, during the term of this Agreement.

4.5. HealthGate and HealthStream agree to deliver monthly statements detailing Joint Site Net Revenue collected by each party and all payments due according to the percentages outlined in this Article 4 within forty-five (45) days after the end of each calendar month. These monthly reports shall indicate the total number of Transactions and Ad Inventory for which either party derives revenue, the details of said reports are outlined in Exhibit B. Each party shall submit monthly reports even if no royalties or other amounts are due for such month. A monthly finance charge based on an annual rate of prime plus 2% will be assessed on all amounts that are paid later than forty five (45) days after the end of the last month.



                                    ARTICLE 5
                        INDEMNIFICATION FOR INFRINGEMENT

5.1. HealthStream represents and warrants that to the best of its knowledge:

         5.1.1. T.NAV(R) does not infringe any copyright or patent enforceable under the laws of any country.

         5.1.2. T.NAV(R) does not violate the trade secret rights of any third party.

5.2. HealthStream agrees to indemnify, hold harmless, and defend HealthGate from any and all damages, costs, and expenses, including reasonable attorneys' fees, incurred in connection with a claim which constitutes a breach of the warranties set forth in Section 5.1 and where judgment has been rendered (hereinafter claims under Subsections 5.1.1 and 5.1.2 shall collectively be referred to as "Infringement Judgments"); provided, HealthStream is notified promptly in writing of an Infringement Judgment and has sole control over its defense or settlement, and HealthGate provides reasonable assistance in the defense of the same.

5.3. HealthStream warrants that to the best of its knowledge its performance of this Agreement will not violate or infringe upon the rights of third parties, including but not limited to property, contractual, employment, trade secret, proprietary information and non-disclosure rights, or any United States trademark, copyright or patent right. HealthStream will, at its own expense, defend any suit or proceeding brought against HealthGate based on a claim that the HealthStream Courses infringe upon any copyright, patent, trademark, trade secret, or other intellectual property right, provided that HealthStream is notified promptly in writing and given full and complete authority, information and assistance for the defense of such suit or proceeding. HealthStream may, at its option and expense, either obtain the right to continue usage of affected HealthStream Courses free of any claim of infringement, modify such HealthStream Courses so that affected HealthStream Courses is not subject to a claim of infringement, or remove the affected HealthStream Courses from the Joint Site.

5.4.     HealthGate represents and warrants that to the best of its knowledge:

         5.4.1. CHOICE(TM) does not infringe any copyright or patent enforceable under the laws of any country.

         5.4.2. CHOICE(TM) does not violate the trade secret rights of any third party.

5.5. HealthGate agrees to indemnify, hold harmless, and defend HealthStream from any and all damages, costs, and expenses, including reasonable attorneys' fees, incurred in connection with a claim which constitutes a breach of the warranties set forth in Section 3.3 and where judgment has been rendered (hereinafter claims under Subsections 3.3.1 and 3.3.2 shall collectively be referred to as "Infringement Judgments"); provided, HealthGate is notified promptly in writing of an Infringement Judgment and has sole control over its defense or settlement, and HealthStream provides reasonable assistance in the defense of the same.

5.6. HealthGate warrants that to the best of its knowledge its performance of this agreement will not violate or infringe upon the rights of third parties, including but not limited to property, contractual, employment, trade secret, proprietary information and non-disclosure rights, or any United States trademark, copyright or patent right. HealthGate will, at its own expense, defend any suit or proceeding brought against HealthStream based on a claim that the HealthGate Courses infringe upon any copyright, patent, trademark, trade secret, or other intellectual property right, provided that HealthGate is notified promptly in writing and given full and complete authority, information and assistance for the defense of such suit or proceeding. HealthGate may, at its option and expense, either obtain the right to continue usage of affected HealthGate Courses free of any claim of infringement, modify such HealthGate Courses so that affected HealthGate Courses is not subject to a claim of infringement, or remove the affected HealthGate Courses from the Joint Site.



                                    ARTICLE 6
                        INTELLECTUAL PROPERTY PROVISIONS

6.1. Both parties will cause to appear on all marketing or promotional materials concerning the Joint Site, the other party's copyright, trademark, or patent notices.

6.2. The parties agree that ownership for any invention conceived or developed during the course of this Agreement shall vest in accordance with the patent rules governing inventorship.

6.3. Each party is responsible for protecting, documenting, and maintaining its own intellectual property. Except as expressly set forth herein, this Agreement does not grant either party any proprietary rights of any type in the other party's materials, services, software code or Content.

6.4. Both parties acknowledge that, except as otherwise provided herein, each party owns and retains all right, title and interest in and to its own Courses provided each party for use on the Joint Site.

6.5. HealthStream acknowledges that HealthGate owns and retains all right, title and interest in and to the HealthGate Sites and all HealthGate's products, services and derivatives thereof arising from the performance of this Agreement.

6.6. HealthGate acknowledges that, subject to the license granted to HealthGate in Section 3.1 herein, HealthStream owns and retains all right, title and interest in and to T.NAV(R) and HealthStream Sites.



                                    ARTICLE 7
                  PROHIBITION AGAINST ASSIGNMENT AND SUBLICENSE

This Agreement, and any rights or obligations hereunder, shall not be assigned or sublicensed (except as permitted in this Article 7) by either party. Notwithstanding the foregoing, this Agreement may be assigned to a successor in interest to all of a party's assets or substantially all of a party's assets and shall inure to the benefit of and be binding upon successors or purchasers of substantially all of either party's assets.



                                    ARTICLE 8
                                TERM OF AGREEMENT

Provided this Agreement has been properly executed by an officer of HealthGate and by an officer of HealthStream, the term of this Agreement ("Term") shall run from the Effective Date until two (2) years after the Effective Date, and thereafter be automatically extended for additional one (1) year periods unless either party provides thirty (30) days written notice to the non-terminating party.



                                    ARTICLE 9
                             DEFAULT AND TERMINATION

9.1. The non-defaulting party may terminate this Agreement in its entirety if any of the following events of default occur:

         9.1.1. If the defaulting party materially fails to perform or comply with this Agreement or any provision hereof;

         9.1.2. If the defaulting party fails to strictly comply with the provisions of Article 12, or makes an assignment in violation of Article 7;

         9.1.3. If a party becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors;

         9.1.4. If a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by a party; or

         9.1.5. If such a petition is filed by any third party, or an application for a receiver of a party is made by anyone and such petition or application is not resolved favorably or discharged to such party within ninety (90) days.

9.2. Termination due to a breach of Articles 7 or 12 shall be effective upon notice. In all other cases termination shall be effective sixty (60) days after notice of termination to the defaulting party if the defaults have not been cured within such sixty (60) day period. The rights and remedies of the parties provided herein shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.


                                   ARTICLE 10
                          OBLIGATIONS UPON TERMINATION

10.1. From and after termination or expiration of this Agreement, both parties shall discontinue the operation of the Joint Site, cease and desist from all use of the other party's name(s) and associated trademark(s), and, upon request, deliver to the other party or its authorized representatives or destroy all material upon which those name(s) and the associated trademarks appear.

10.2.    Articles 5, 6, 10, 11, 12, 13, 14, Section 16.1, and Article 17 shall survive termination or expiration of this Agreement.



                                   ARTICLE 11
                WARRANTIES, LIMITATION OF LIABILITY AND REMEDIES

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES. ANY AND ALL OTHER IMPLIED WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING THOSE FOR MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED. NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION LOST PROFITS, UNLIQUIDATED INVENTORY, ETC.), INCIDENTAL, INDIRECT, ECONOMIC, OR PUNITIVE DAMAGES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.



                                   ARTICLE 12
                             NONDISCLOSURE AGREEMENT

12.1. HealthStream expressly undertakes to retain in confidence all information and know-how transmitted to HealthStream by HealthGate that HealthGate has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential, and will make no use of such information and know-how except under the terms and during the existence of this Agreement. HealthStream shall not disclose, disseminate or distribute any such confidential information or know how to any third party without HealthGate's prior written consent. HealthStream agrees to use the same degree of care to protect HealthGate confidential information as HealthStream takes to protect its own confidential information of like importance. However, HealthStream shall have no obligation to maintain the confidentiality of information that:

         12.1.1. Is received rightfully from another party prior to its receipt from HealthGate;

         12.1.2. HealthGate has disclosed to a third party without any obligation to maintain such information in confidence; or

         12.1.3.  Has been or is independently developed by HealthStream.

12.2. Further, HealthStream may disclose confidential information as required by governmental or judicial order, provided HealthStream gives HealthGate prompt notice of such order and complies with any confidentiality or protective order (or equivalent) imposed on such disclosure. HealthStream shall treat the terms and conditions of this Agreement as confidential; however, HealthStream may disclose such information in confidence to its immediate legal and financial consultants as required in the ordinary course of HealthStream's business. HealthStream's obligation under this Article 12 shall extend to the earlier of such time as the information protected hereby is in the public domain through no fault of HealthStream or five (5) years following termination or expiration of this Agreement. HealthStream shall not disclose any information on HealthGate's unannounced products to HealthStream's employees or any third party.

12.3. HealthGate shall have the same obligations in Sections 12.1 and 12.2 above with respect to HealthStream's information and know-how. In addition, HealthGate shall treat all T.NAV(R) materials (including source code if obtained) as confidential information and shall not disclose, disseminate, or distribute such materials to any third party without HealthStream's prior written permission.

12.4. Both parties shall prepare a mutually acceptable press release, if any, to announce this Agreement.



                                   ARTICLE 13
                                     AUDITS

13.1. During the term of this Agreement, the parties hereto agree to keep all usual and proper records and books of account and all usual and proper entries relating to Transactions and sales of Ad Inventory consistent with generally accepted accounting principles.

13.2. HealthStream may cause an audit to be made of the applicable HealthGate records that pertain to this Agreement for the sole purpose of verifying royalty reports issued by HealthGate to HealthStream and prompt adjustment shall be made to compensate for any errors or omissions disclosed by such audit. Any such audit shall be conducted by an independent certified public accountant of national stature (E.G., Deloitte) selected by HealthStream (other than on a contingent fee basis) and shall be conducted during regular business hours at HealthGate's offices and in such a manner as not to interfere with HealthGate's normal business activities. Any such audit shall occur no more than once per calendar year and within six (6) months of the end of the calendar year. HealthStream shall pay for any such audit unless Material discrepancies are disclosed. "Material" shall mean the lesser of Five Thousand Dollars (US$5,000.00) or five percent (5%) of the amount that should have been reported. If Material discrepancies are disclosed, HealthGate agrees to pay HealthStream the costs associated with the audit not to exceed Five Thousand Dollars (US$5,000.00). The auditor shall only disclose the correct data and amounts as called for on the royalty reports.

13.3. HealthGate may cause an audit to be made of the applicable HealthStream records and facilities for the sole purpose of verifying any reports issued by HealthStream to HealthGate, and prompt adjustment shall be made to compensate for any errors or omissions disclosed by such audit. Any such audit shall be conducted by an independent certified public accountant of national stature (E.G., Deloitte) selected by HealthGate (other than on a contingent fee basis) and shall be conducted during regular business hours at HealthStream's offices and in such a manner as not to interfere with HealthStream's normal business activities. Any such audit shall be paid for by HealthGate unless Material discrepancies are disclosed. "Material" shall mean the lesser of Five Thousand Dollars (US$5,000.00) or five percent (5%) of the amount that should have been reported. If Material discrepancies are disclosed, HealthStream agrees to pay HealthGate for the costs associated with the audit not to exceed Five Thousand Dollars (US$5,000.00). In no event shall audits be made more frequently than annually unless the immediately preceding audit disclosed a Material discrepancy. The auditor shall only disclose the correct data and amounts as called for on the royalty reports.

13.4. Any statement shall affect neither the right to examine and audit nor the right to receive an adjustment to the contrary, appearing on checks or otherwise, unless expressly agreed to in writing by the party having such right.

13.5. In the event that either party makes any claim with respect to an audit, upon the audited party's written request the party who has requested such audit will make available to the audited party the records and reports pertaining to such audit prepared by the independent auditor who performed such audit.





                                   ARTICLE 14
                              NOTICES AND REQUESTS

All notices, authorizations, and requests in connection with this Agreement shall be deemed given on the day they are deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested, or sent by air express courier, charges prepaid; and addressed as follows:

HealthGate:                HealthGate, Inc.
                           Attn: Rick Lawson
                           Vice President
                           25 Corporate Drive, Suite 310
                           Burlington, Massachusetts 01803

HEALTHSTREAM:              HealthStream, Inc.
                           Attn: Robert H. Laird
                           209 10th Avenue South
                           Suite 450
                           Nashville, Tennessee 37203


or to such other address as the party to receive the notice or request so designates by written notice to the other.



                                   ARTICLE 15
                                      MEDIA

Each party agrees it will not use the other party's name, marks, or logos in any advertising, promotional material, press release, publication, public announcement, or through other media, written or oral, whether to the press, to holders of publicly owned stock without the prior written consent of the other party. Such consent shall not be unreasonably withheld or delayed. Accurate statements made by either party as to the basic terms of this Agreement are said to have the consent of the other party





                                   ARTICLE 16
                                 CONTROLLING LAW

16.1 This Agreement shall be construed and controlled by the laws of the State of Tennessee.

16.2 Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise as defined in 16 CFR Section 436.2(a). The price and payment described in Article 4 of this Agreement shall be construed as a royalty fee for the rights granted in
         Article 3 of this Agreement, and not as a franchise fee.



                                   ARTICLE 17
                                 ATTORNEYS' FEES

If either HealthStream or HealthGate employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party in any proceeding shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.



                                   ARTICLE 18
                                     GENERAL

18.1 This Agreement does not constitute an offer by HealthStream and it shall not be effective until signed by both parties. Upon execution by both parties, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and replaces and supplants all prior and contemporaneous communications. It shall not be modified except by a written agreement signed on behalf of HealthGate and HealthStream by their respective duly authorized representatives. Unless agreed to in a separate writing signed by both parties, any statement appearing as a restrictive endorsement on a check or other document which purports to modify a right, obligation or liability of either party shall be of no force and effect.

18.2 If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect. If this Agreement as it relates to any product(s) licensed hereunder shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable or if this Agreement is terminated as to particular product(s), this Agreement shall remain in full force and effect as to the remaining product(s).

18.3 No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

18.4 The Article headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in Section 1.8 above. All signed copies of this Agreement shall be deemed originals.



/s/ Robert A. Frist, Jr.
------------------------------
HealthStream, Inc.
Robert A. Frist, Jr.
Chief Executive Officer


/s/ Mary B. Miller
------------------------------
HealthGate Data Corp.
Mary B. Miller
Chief Financial Officer

                                     Exhibit
                              PERSONALIZATION ITEMS

HealthStream's online education Web site and T.NAV iCommerce systems can be personalized to reflect Distributor's brand image. The following items are standard elements of that Personalization:

1.    Left navigation bar light color
2.    Left navigation bar dark color
3.    The color that is the background of the main logo in the upper left
4.    The color for the ad banner section
5.    The light color for the catalog listing
6.    The dark color for the catalog listing
7.    The light color for the Your Menu listing
8.    The dark for the Your Menu listing
9.    The logo to display in the upper left
10.   The name to display in the site (i.e. "Healthstream@ahn.com")
11.   The phone number of technical support
12.   The email for tech support
13.   The address for tech support
14.   The first custom link to display
15.   The second custom link to display
16.   The third custom link to display
17.   The fourth custom link to display
18.   The fifth custom link to display
19.   The people support link to display
20.   Code to pre-populate the discount field
21.   Text to display on page for custom link 1
22.   Text to display for custom link 2
23.   Text to display for custom link 3
24.   Text to display for custom link 4
25.   Text to display for custom link 5
26.   Text to display for the people support link
27.   Default background color
28.   The path and file to call when doing an auto-logoff
29.   The background color for the title bar

Continuing Education Services Agreement - HealthGate and HealthStream
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